Exhibit 21.1

List of Subsidiaries

The table below is a complete list of the Company’s subsidiaries as of December 31, 2022:

Name	Principal Activities	Country
Vinci Partners Investimentos Ltda.	Holding company	Brazil

Vinci Assessoria Financeira Ltda.	Financial advisory services	Brazil

Vinci Equities Gestora de Recursos Ltda.	Equity Funds Management	Brazil

Vinci Gestora de Recursos Ltda.	Funds Management	Brazil

Vinci Capital Gestora de Recursos Ltda.	Private Equity Funds Management	Brazil

Vinci Soluções de Investimentos Ltda.	Funds management	Brazil

Vinci Real Estate Gestora de Recursos Ltda.	Real Estate Funds Management	Brazil

Vinci Asset Allocation Ltda.	Funds management	Brazil

Vinci Capital Partners GP Limited	Funds General Partners	Cayman Islands

Vinci Infra GP, LLC	Funds General Partners	USA

Vinci Partners USA LLC	Offshore Funds Management	USA

Vinci International Real Estate Ltd (*)	Offshore Funds Management	USA

Vinci GGN Gestão de Recursos Ltda.	Private Equity Funds Management	Brazil

Vinci Infraestrutura Gestora de Recursos Ltda.	Infrastructure Funds Management	Brazil

Vinci Financial Ventures (VF2) GP	Funds General Partners	USA

Vinci Capital Partners GP III Limited	Funds General Partners	Cayman Islands

Amalfi Empreendimentos e Participações Ltda.	Non-operational Company	Brazil

GGN GP LLC	Funds General Partners	USA

Vinci APM Ltda.	Holding company	Brazil

Vinci Capital Partners IV GP LLC	Funds General Partners	USA

Vinci Holding Securitária Ltda.	Insurance Holding Company	Brazil

Vinci Vida e Previdência S.A.	Insurance Company	Brazil

SPS Capital Gestão de Recursos Ltda.	Special Situations Funds Management	Brazil